As filed with the Securities and Exchange Commission on August 14, 2008

Registration No. 333- 142125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION

(now known as L-1 Secure Credentialing, Inc.)

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	94-3342784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o L-1 Secure Credentialing, Inc.

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

(503) 469-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert V. LaPenta

Chairman and Chief Executive Officer

L-1 Secure Credentialing, Inc.

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

(503) 469-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marita A. Makinen

Kyle C. Krpata

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S–3 (Registration No. 333-142125) (the “Registration Statement”) of Digimarc Corporation, a Delaware Corporation (“Digimarc”), pertaining to the registration of up to $90,000,000 in shares of common stock, par value $0.01 per share (“Common Stock”), preferred stock, par value $0.001 per share, issuable in accordance with Digimarc’s stockholder rights plan, and certain debt securities (collectively, “Securities”) described in the Registration Statement, of Digimarc, to which this Post–Effective Amendment No. 2 relates, was originally filed with the Securities and Exchange Commission on April 13, 2007 and was amended on May 23, 2007.

L-1 Identity Solutions, Inc., a Delaware corporation (“L-1”), Dolomite Acquisition Co., a Delaware corporation and wholly-owned subsidiary of L-1 (“Merger Sub”), and Digimarc entered into an Amended and Restated Agreement and Plan of Merger (as amended, the “Merger Agreement”) on June 29, 2008, pursuant to which L-1 and Merger Sub commenced a cash tender offer for all issued and outstanding shares of Common Stock of Digimarc.

On August 13, 2008 (the “Effective Time”), L-1 filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub was merged with and into Digimarc, with Digimarc (now known as L-1 Secure Credentialing, Inc.) continuing as the surviving corporation and a wholly-owned subsidiary of L-1 (the “Merger”).  At the Effective Time, each outstanding share of Common Stock (other than shares held by L-1 or its subsidiaries or shares for which appraisal rights are properly demanded in accordance with Delaware law) was automatically converted into the right to receive $12.25 in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, Digimarc has terminated all offerings of Securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by Digimarc in the Registration Statement to remove from registration, by means of a post–effective amendment, any Securities which remain unsold at the termination of the offering, Digimarc hereby removes from registration any Securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this Post–Effective Amendment No. 2 to the Registration Statement on Form S–3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 14, 2008.

L-1 SECURE CREDENTIALING, INC.
formerly known as Digimarc Corporation

By:	/s/ ROBERT V. LAPENTA
Robert V. LaPenta
Chairman and Chief Executive Officer